Exhibit 99.1
FOR IMMEDIATE RELEASE
MARCH 1, 2010

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY REPORTS FOURTH-QUARTER AND FULL-YEAR 2009 RESULTS
Provides Preliminary 2010 Guidance
DALLAS, March 1, 2010 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), today reported earnings for the fourth-quarter and full-year 2009.
Fourth-Quarter 2009 — Crosstex Energy, L.P. Financial Results
The Partnership realized adjusted cash flow of $42.3 million in the fourth quarter of 2009 compared with $61.3 million in the fourth quarter of 2008. Adjusted cash flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income (loss) in the tables at the end of this news release. Fourth-quarter 2008 adjusted cash flow included other income of $20.0 million associated with the assignment of certain contract rights to a nonaffiliated third party. Additionally, assets sold during 2009 contributed $18.3 million to fourth-quarter 2008 realized adjusted cash flow.
The Partnership reported net income of $55.9 million in the fourth quarter of 2009, compared with a net loss of $9.4 million in the fourth quarter of 2008. Fourth-quarter 2009 results included an $86.3 million gain on the sale of the Partnership’s Treating assets, while fourth-quarter 2008 results included a $49.8 million gain on the sale of the Partnership’s interest in the Seminole gas processing plant. Fourth-quarter 2009 results also included a $6.1 million loss from discontinued operations that was mainly related to the write-off of debt issuance costs and senior note make whole expense due to the repayment of notes with the proceeds from asset sales.
“We are extremely pleased with the significant progress we made executing our plan in 2009,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We have focused on optimizing results from our core assets in north Texas and Louisiana while investing in high-return projects, realigning our cost structure, lowering our business risks and significantly reducing our leverage.
“We recently completed our long-term recapitalization and reducing our leverage will continue to be a priority as we conservatively manage our business. We have established financial guidelines that we will follow when making decisions regarding the restoration of our distribution and dividend. Based on our current assumptions, distributions could be paid from the results of operations of the fourth quarter of 2010,” added Davis.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2009 Results

The Partnership’s gross margin from continuing operations for the fourth quarter of 2009 increased to $80.6 million from $65.2 million in the fourth quarter of 2008. This improvement was related to higher margins from the Partnership’s gathering and transmission business and increases in the natural gas processing business as a result of a more favorable natural gas liquids (NGL) market in the 2009 period. Gross margin from the south Louisiana processing and NGL business increased by $10.7 million, as a result of improvements in the NGL marketing business and increased plant inlet volumes. Gross margin from LIG gathering, transmission and processing increased by $7.9 million due to higher margins and a more favorable NGL market. Gross margin derived from north Texas operations declined $7.1 million compared with the fourth-quarter 2008. The decrease was primarily related to a $3.7 million charge associated with a final arbitration decision in a producer lawsuit and declines in throughput. Fourth-quarter 2009 north Texas volumes declined from the third quarter of 2009 mainly due to the renegotiation of a key producer contact, which reduced gathering volumes and increased transmission volumes.
Fourth-quarter 2009 operating expenses declined $6.4 million, or 20 percent, compared with the fourth quarter of 2008, as a result of the Partnership’s continued focus on expense reduction. Fourth-quarter 2009 general and administrative expense was $16.2 million, including a one-time charge of $1.0 million for severance expenses related to asset sales, a decline of $4.7 million versus the same period a year ago. Depreciation and amortization expense of $29.2 million in the fourth quarter of 2009 rose slightly over the fourth quarter of 2008 amount of $28.3 million. Interest expense declined to $28.0 million in the fourth quarter of 2009 from $41.0 million in the fourth quarter of 2008, primarily the result of the debt paydown associated with asset sales during the year.
The net income per limited partner common unit in the fourth quarter of 2009 was $1.09 basic and $1.07 diluted compared with a net loss per limited partner common unit of $0.18 basic and diluted in the fourth quarter of 2008.
Full-Year 2009 — Crosstex Energy, L.P. Financial Results
The Partnership realized adjusted cash flow of $203.8 million in 2009 compared with $245.1 million in 2008. The reduction in realized adjusted cash flow is mainly due to the sale of assets during 2009. The Partnership reported net income of $104.5 million in 2009, compared with $11.1 million in 2008. Results for 2009 included a $183.7 million gain on the sale of Partnership assets compared with a gain of $49.8 million recorded in 2008. The Partnership’s net income in 2009 also included a loss from discontinued operations related to the asset sales of $1.8 million compared to income of $25.0 million in 2008.
The Partnership’s gross margin from continuing operations for 2009 increased to $311.2 million from $307.8 million in 2008. This improvement was primarily related to higher margins on the Partnership’s gathering and transmission assets, which was partially offset by a decline in the natural gas processing business due to a less favorable NGL market. The LIG system’s gross margin increased by $14.0 million year over year primarily due to improved pricing and higher volumes on the northern portion of the system, which was offset by a $15.1 million decline in processing margins in Louisiana. Gross margin derived from north Texas operations rose $10.2 million compared with 2008. The growth was primarily related to increased gathering and plant inlet volumes versus the previous year, which was partially offset by the previously mentioned arbitration charge.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2009 Results

The Partnership’s 2009 operating expense declined $15.4 million, or 12 percent, to $110.4 million versus $125.8 million in 2008. General and administrative expense for 2009 decreased by $9.0 million from 2008, including the effect of a one-time charge of $1.9 million for severance expenses. Depreciation and amortization expense increased $11.6 million in 2009 compared with 2008 due to the Partnership’s investment in its north Texas and Louisiana assets. Interest expense rose to $95.1 million in 2009 from $75.0 million 2008. The increase in interest expense results primarily from an increase in interest rates pursuant to the February 2009 amendments to the Partnership’s debt agreements.
The net income per limited partner common unit for 2009 was $1.44 basic and $1.40 diluted compared with a net loss per limited partner common unit of $3.19 basic and diluted in 2008.
Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $12.1 million in the fourth quarter of 2009 compared with a loss of $4.5 million in the comparable 2008 period. The Corporation’s loss from continuing operations before income taxes (which includes interest of non-controlling partners in the net income of the Partnership) was $24.3 million in the fourth quarter of 2009, compared with $64.3 million in the fourth quarter of 2008.
Net income for the year 2009 was $15.6 million compared with net income of $24.2 million in 2008. The Corporation’s loss from continuing operations before income taxes (which includes interest of non-controlling partners in the net income of the Partnership) was $78.4 million in 2009, compared with $65.6 million in 2008.
The Corporation had $9.9 million of cash on hand and no debt at the end of the fourth-quarter 2009.
In accordance with U.S. accounting standards, the Partnership and Corporation classified the results of their operations for assets sold as discontinued operations for all accounting periods presented. Tables of selected financial data in which amounts have been reclassified as discontinued operations for each period presented are included in this news release.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2009 Results

Crosstex Provides Preliminary 2010 Guidance
The following is the Partnership’s low and high estimates of 2010 adjusted cash flow and distributable cash flow based upon two commodity price scenarios. The Partnership has established financial guidelines that will govern its considerations as to the timing and amount of any future distribution payments, including achieving a ratio of total debt to adjusted cash flow of less than 4.5 to 1 (pro forma for the payment of any distribution), strong coverage from cash flow to continue to allow the Partnership to delever and a positive outlook for its business. Assuming actual results are within the range of guidance, the Partnership expects it could generate sufficient distributable cash flow to pay up to $0.30 per unit in distributions relating to the fourth quarter of 2010 with strong coverage from cash flows generated in such quarter; and the Corporation expects it could pay up to $0.10 per share in dividends, assuming the receipt of a $0.30 per unit distribution from the Partnership. The payment and amount of any distributions and dividends will be subject to approval by the respective Boards of Directors and to economic conditions and other factors existing at the time of determination.
Crosstex Energy, L.P.
Forecast for 2010 Net Income
Reconciliation to Distributable Cash Flow*
(In millions except prices and ratios)

	Total Year 2010
	Low	High
Net income (loss)	$(41)	$(10)
Depreciation and amortization	113	113
Stock-based compensation	6	6
Interest	80	79
Taxes and other	2	2

Adjusted cash flow *	$160	$190

Interest	(80)	(79)
Taxes and other	(3)	(3)
Maintenance capital expenditures	(15)	(12)

Distributable cash flow *	$62	$96

Growth Capital	$25	$30

Key Assumptions for Forecast

Weighted Average Liquids Price ($/gallon)	$0.80	$1.09
Crude ($/Bbl)	$69.37	$94.52
Natural Gas ($/MMBtu)	$6.00	$5.00
Natural Gas Liquids to Gas Ratio	149.9%	245.0%

*	Adjusted cash flow and Distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.”

Processing Sensitivities:	Impact
Percent of Liquids Contracts — $0.10 change in Weighted Average Liquids Price	$2.9 million
Processing Margin Contracts — 5% change in Natural Gas Liquids to Gas Ratio (1)	$1.8 million

(1)	Assumes constant gas price of $5.79/MMBtu.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2009 Results

Crosstex to Hold Earnings Conference Call Today
The Partnership and the Corporation will hold their quarterly conference call to discuss fourth-quarter and full-year 2009 results today, March 1, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 1-888-679-8034. Callers outside the United States should dial 1-617-213-4847. The passcode for all callers is 88621274. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PUBWL748L. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access a live Web cast of the call on the Investors page of Crosstex’s Web site at www.crosstexenergy.com.
After the conference call, a replay can be accessed until June 8, 2010, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 91226576. Interested parties also can visit the Investors page of Crosstex’s Web site to listen to a replay of the call.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet per day of natural gas, or approximately six percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
Non-GAAP Financial Information
This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as Distributable Cash Flow and Adjusted Cash Flow. Distributable Cash Flow is defined as earnings before certain noncash charges, less maintenance capital. Adjusted Cash Flow is defined as net income before interest, income taxes, depreciation, amortization and impairments, stock-based compensation, noncash mark-to-market items gain on the sale of assets and other miscellaneous noncash items. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.
The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2009 Results

Distributable Cash Flow and Adjusted Cash Flow are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. A reconciliation of these measures to net income (loss) is included among the preceding and following tables.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines and future estimates, financing plans, financial condition, liquidity and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas and NGL’s; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely effect its financial health (3) the Partnership may not be able to obtain funding due to the deterioration of the credit and capital markets and current economic conditions; (4) the Partnership and the Corporation do not have diversified assets; (5) drilling levels may decrease due to deterioration in the credit and commodity markets; (6) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (7) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; (8) the Partnership may not be successful in balancing its purchases and sales; (9) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (10) the level of the Partnership’s processing operations may decline for similar reasons; (11) operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of the Partnership’s assets are located in southern Louisiana; and (12) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

Crosstex Energy Reports Fourth-Quarter and Full-Year 2009 Results

CROSSTEX ENERGY, L.P.
Selected Financial Data
(All amounts in thousands except per unit numbers)

	Three Months Ended		Years Ended
	December 31		December 31
	2009	2008	2009	2008
	(Unaudited)
Revenues
Midstream	$403,895	$422,708	$1,453,346	$3,072,646
Gas and NGL marketing activities	1,882	1,023	5,744	3,365

Total revenues	405,777	423,731	1,459,090	3,076,011
Midstream purchased gas	325,131	358,526	1,147,868	2,768,225

Gross margin	80,646	65,205	311,222	307,786
Operating expenses	25,662	32,059	110,394	125,754
General and administrative	16,238	20,881	59,854	68,864
(Gain) loss on derivatives	3,728	(4,333)	(2,994)	(8,619)
(Gain) loss on sale of property	234	76	(666)	(947)
Impairments	1,994	29,373	2,894	29,373
Depreciation and amortization	29,163	28,332	119,088	107,521

Total operating costs and expenses	77,019	106,388	288,570	321,946
Operating income (loss)	3,627	(41,183)	22,652	(14,160)
Interest expense, net	(27,952)	(40,989)	(95,078)	(74,971)
Loss on extinguishment of debt	—	—	(4,669)	—
Other income	664	20,100	1,400	27,770

Total other income (expense)	(27,288)	(20,889)	(98,347)	(47,201)
Loss from continuing operations before non-controlling interest and income taxes	(23,661)	(62,072)	(75,695)	(61,361)
Income tax provision	(547)	(314)	(1,790)	(2,369)

Loss from continuing operations, net of tax	(24,208)	(62,386)	(77,485)	(63,730)
Income (loss) from discontinued operations, net of tax	(6,174)	3,215	(1,796)	25,007
Gain on sale of discontinued operations, net of tax	86,324	49,805	183,747	49,805

Net income (loss)	55,942	(9,366)	104,466	11,082

Less: Net income from continuing operations attributable to the non-controlling interest	69	73	60	311

Net income (loss) attributable to Crosstex Energy, L.P.	$55,873	$(9,439)	$104,406	$10,771

General partner interest in net income (loss)	$681	$(1,446)	$(819)	$26,415

Limited partners’ interest in net income (loss)	$55,192	$(7,993)	$105,225	$(15,644)

Net income (loss) per limited partners’ unit:
Basic common unit	$1.09	$(0.18)	$1.44	$(3.19)

Diluted common unit	$1.07	$(0.18)	$1.40	$(3.19)

Basic and diluted senior subordinated series C unit	$—	$—	$—	$9.44

Basic and diluted senior subordinated series D unit	$—	$—	$8.85	$—

Weighted average limited partners’ units outstanding:
Basic common units	49,156	44,904	48,161	42,330

Diluted common units	50,189	44,904	49,467	42,330

Crosstex Energy Reports Fourth-Quarter and Full-Year 2009 Results

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income (Loss) to Adjusted Cash Flow and Distributable Cash Flow
(All amounts in thousands except ratios, distributions per unit and footnotes)

	Three Months Ended		Years Ended
	December 31		December 31
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net income (loss) attributable to Crosstex Energy, L.P.	$55,873	$(9,439)	$104,406	$10,771
Depreciation, amortization and impairments (1)	31,085	64,616	132,342	163,050
Stock-based compensation	2,465	2,992	8,742	11,243
Interest expense, net (2)	33,343	48,451	129,929	104,935
Loss on extinguishment of debt	—	—	4,669	—
Gain on sale of property	(86,090)	(49,729)	(184,413)	(50,752)
Taxes and other	5,620	4,383	8,091	5,879

Adjusted cash flow	42,296	61,274	203,766	245,126

Interest (2)(3)(4)	(26,571)	(24,136)	(121,265)	(82,830)
Cash taxes and other	(748)	37,697	(3,395)	36,352
Maintenance capital expenditures	(3,712)	(5,494)	(10,939)	(18,310)

Distributable cash flow	$11,265	$69,341	$68,167	$180,338

Actual distribution	$—	$11,456	$—	$122,942
Distribution coverage		6.05		1.47

Distributions declared per limited partner unit	$—	$0.25	$—	$2.00

(1)	Excludes minority interest share of depreciation and amortization of $72 thousand and $290 thousand for the three months and year ended December 31, 2009, respectively, and $80 thousand and $286 thousand for the three months and year ended December 31, 2008, respectively. Includes depreciation, amortization and impairments related to discontinued operations of $10.7 million for the year ended December 31, 2009, and $7.0 million and $26.4 million for the three months and year ended December 31, 2008, respectively.

(2)	Includes interest expense allocated to discontinued operations of $5.4 million and $34.9 million for the three months and year ended December 31, 2009, respectively, and $7.5 million and $30.0 million for the three months and year ended December 31, 2008, respectively.

(3)	Excludes $2.2 million and $4.3 million of debt issuance cost amortization for the three months and year ended December 31, 2009, respectively, and $2.9 million and $5.2 million of senior secured note make-whole and call premium paid-in-kind interest resulting from repayment of such notes from the proceeds of asset sales, for the three months and year ended December 31, 2009, respectively.

(4)	Excludes noncash interest rate swap mark to market of $1.7 million and $(797) thousand for the three months and year ended December 31, 2009, respectively, and $24.3 million and $22.1 million for the three months and year ended December 31, 2008, respectively.

Crosstex Energy Reports Fourth-Quarter and Full-Year 2009 Results

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended		Years Ended
	December 31		December 31
	2009	2008	2009	2008
Pipeline Throughput (MMBtu/d)
LIG Pipeline & Marketing	881,000	922,000	900,000	960,000
North Texas — Gathering	764,000	775,000	793,000	670,000
North Texas — Transmission	331,000	308,000	318,000	330,000
Other Midstream	26,000	32,000	29,000	42,000

Total Gathering and Transmission Volume	2,002,000	2,037,000	2,040,000	2,002,000

Natural Gas Processed (MMBtu/d)
South Louisiana	892,000	530,000	747,000	1,098,000
LIG System	291,000	268,000	269,000	310,000
North Texas	203,000	226,000	219,000	200,000

Total Gas Volumes Processed	1,386,000	1,024,000	1,235,000	1,608,000

Realized weighted average
Natural Gas Liquids price ($/gallon)	1.03	0.72	0.81	1.36
Actual weighted average
Natural Gas Liquids to Gas ratio	280%	129%	225%	176%

Commercial Services Volume (MMBtu/d)	39,000	90,000	75,000	85,000

North Texas Gathering (1)
Wells connected	12	24	84	158

(1)	North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point (“CDP”) connections where Crosstex connects multiple wells at a single meter station.

Crosstex Energy Reports Fourth-Quarter and Full-Year 2009 Results

CROSSTEX ENERGY, INC.
Selected Financial Data
(All amounts in thousands except per share numbers)

	Three Months Ended		Years Ended
	December 31		December 31
	2009	2008	2009	2008
	(Unaudited)
Revenues
Midstream	$403,895	$422,708	$1,453,346	$3,072,646
Gas and NGL marketing activities	1,882	1,023	5,744	3,365

Total revenues	405,777	423,731	1,459,090	3,076,011
Midstream purchased gas	325,131	358,526	1,147,868	2,768,225

Gross margin	80,646	65,205	311,222	307,786
Operating expenses	25,661	32,060	110,394	125,762
General and administrative	16,852	22,322	62,491	72,377
(Gain) loss on derivatives	3,728	(4,333)	(2,994)	(8,619)
(Gain) loss on sale of property	234	76	(666)	(947)
Impairments	1,994	30,177	2,894	30,177
Depreciation and amortization	29,182	28,350	119,162	107,652

Total operating costs and expenses	77,651	108,652	291,281	326,402
Operating income (loss)	2,995	(43,447)	19,941	(18,616)
Interest expense, net	(27,953)	(40,956)	(95,078)	(74,861)
Loss on extinguishment of debt	—	—	(4,669)	—
Other income	664	20,143	1,449	27,898

Total other income (expense)	(27,289)	(20,813)	(98,298)	(46,963)
Loss from continuing operations before income taxes and gain on issuance of Partnership units	(24,294)	(64,260)	(78,357)	(65,579)
Income tax benefit	3,614	9,118	6,020	1,375
Gain on issuance of Partnership units	—		—	14,748

Loss from continuing operations, net of tax	(20,680)	(55,142)	(72,337)	(49,456)
Income (loss) from discontinued operations, net of tax	(5,331)	2,925	(1,519)	21,466
Gain from sale of discontinued operations, net of tax	75,134	42,753	159,961	42,753

Net Income (loss)	49,123	(9,464)	86,105	14,763
Less: Interest of non-controlling partners in the Partnership’s net income (loss):
Interest of non-controlling partners in the Partnership’s continuing operations	(15,217)	(37,914)	(48,069)	(55,704)
Interest of non-controlling partners in the Partnership’s discontinued operations	(3,988)	2,135	(1,137)	15,454
Interest of non-controlling partners in Partnership’s gain sale of discontinued operations	56,224	30,780	119,669	30,780

Total interest of non-controlling partners in the Partnership	37,019	(4,999)	70,463	(9,470)

Net income (loss) attributable to Crosstex Energy, Inc.	$12,104	$(4,465)	$15,642	$24,233

Net income (loss) per common share:
Basic	$0.26	$(0.09)	$0.33	$0.52

Diluted	$0.25	$(0.09)	$0.33	$0.51

Weighted average shares outstanding:
Basic	46,517	46,335	46,476	46,298

Diluted	46,746	46,483	46,535	46,589

Dividends declared per common share	$—	$0.09	$—	$1.15